Exhibit 16.1
July 6, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read the section “Changes in Accountants” included in the Registration Statement of Constant Contact, Inc. on Form S-1 filed with the Securities and Exchange Commission on or about July 6, 2007, and have the following comments:
1.	We agree with the statements made in the first sentence and the third through final sentences of the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the statements made in the second paragraph.
Yours truly,
/s/Vitale, Caturano & Company, Ltd.
VITALE, CATURANO & COMPANY, LTD.